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                     December 5, 2023

       Todd Michaels
       Chief Executive Officer
       Correlate Energy Corp.
       220 Travis Street
       Suite 501
       Shreveport, LA 71101

                                                        Re: Correlate Energy
Corp.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2022
                                                            File No. 000-30746

       Dear Todd Michaels:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services